EXHIBIT 99.1

FROM:	KENNAMETAL INC. P.O. Box 231 Latrobe, PA 15650
Investor Relations
724-539-6141
Contact: Beth A. Riley

Media Relations
724-539-4618
Contact: Joy Chandler

DATE:	March 22, 2005
FOR RELEASE:	Immediate

Kennametal Inc. Names Cathy R. Smith as Chief Financial Officer

     Latrobe, Pa –March 22, 2005– Kennametal Inc. (NYSE: KMT) today announced that Cathy R. Smith will join the firm as Executive Vice President and Chief Financial Officer effective April 11, 2005. Ms. Smith will oversee the company’s finance, treasury, accounting, M & A, and investor relations functions. She comes to Kennametal from the Bell Systems business segment of Textron Inc., a global multi-industry company, where she served as Executive Vice President and Chief Financial Officer.

     While at Textron, Smith was responsible for all financial planning, accounting and reporting matters associated with Bell Systems—a business segment with approximately $2.4 billion in annual revenues—including mergers and acquisitions, Sarbanes-Oxley compliance, capital investments, and financial strategy. Prior to joining Textron, she served as Vice President and Chief Financial Officer of the Intelligence and Information Systems Business of Raytheon Company, a defense and aerospace systems supplier. Smith is a certified public account and holds a Bachelor of Arts degree in business economics from the University of California, Santa Barbara, and a master’s degree in business administration from the University of Southern California, Los Angeles.

     “Cathy’s experience in all facets of finance and operations in the industrial and defense arena make her a perfect fit for her new role at Kennametal,” commented Kennametal Chairman, President and CEO Markos I. Tambakeras. “She is energetic, a critical thinker, and a change agent, and as a member of our senior leadership team, Cathy will be in an excellent position to help us accomplish our company’s vision,” said Tambakeras.

     Kennametal Inc. is a premier consumable materials company in tooling solutions, engineered components and services. By deploying operational excellence throughout the value chain and best-in-class manufacturing and technology, the company provides customers a broad range of technologically advanced solutions and services aimed at improving customers’ competitiveness. Kennametal strives to deliver superior shareowner value through top-tier financial performance. With 14,000 employees worldwide, the company’s annual sales exceed $2 billion, with nearly half coming from outside the United States. Kennametal is a five-time winner of the GM “Supplier of the Year” award and is represented in more than 60 countries. Kennametal operations in Europe are headquartered in Fürth, Germany. Kennametal Asia Pacific operations are headquartered in Singapore. For more information, visit the company’s web site at www.kennametal.com.